EXHIBIT  1

                            STOCK TRANSFER AGREEMENT

       This Stock Transfer Agreement dated as of February 10, 1999 among Government Technology Services, Inc., a Delaware corporation ("GTSI") and BTG, Inc., a Virginia corporation ("BTG"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement dated as of February 12, 1998 among GTSI, BTG and certain BTG subsidiaries (the "Purchase Agreement").

                              W I T N E S S E T H:

       WHEREAS, pursuant to the Purchase Agreement, GTSI purchased substantially all of the assets of the Division;

       WHEREAS, concurrently with the execution of the Purchase Agreement, GTSI and the BTG Group entered into certain ancillary agreements, including the Escrow Agreement, Trademark License Agreement, Database and Software Agreement, Standstill Agreement, Transition Services Agreement, Lockbox Agreement, Sales Commission and Bonus Agreement, Royalty Subcontracts, Novation Subcontracts, Novation Agreements, Warehouse Sublease Agreement, Chattanooga Sublease Agreement and Assignment and Assumption of the Germany Lease (collectively, with the Purchase Agreement, the "Transaction Documents"); and

       WHEREAS, concurrently herewith, GTSI, BTG, BTG Technology Systems, Inc., a Virginia corporation ("BTG Systems"), and Concept Automation, Inc. of America, a Virginia corporation (together with BTG and BTG Systems, the "BTG Group") are executing and closing an Agreement dated the date hereof (the "Agreement") resolving certain disagreements among them regarding their respective rights and obligations under certain Transaction Documents, and the Agreement contemplates that GTSI and BTG shall concurrently execute and close this Stock Transfer Agreement.

       NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                              DEFINITIONS; CLOSING

       SECTION 1.01. DEFINITIONS

       (a)    The following terms used herein shall have the following meanings:

       "Affiliate" means with respect to any Person, any Person now or hereafter controlling, controlled by or under common control with such Person.

       "Common Stock" means common stock, par value $.005 per share, of GTSI.

       "Escrow Shares" means the 300,000 shares of Common Stock held by the Escrow Agent in accordance with the Escrow Agreement and being released to BTG concurrently with the Closing pursuant to the Agreement.

       "GTSI Note" means the promissory note in the form attached hereto as
Exhibit 1.

       "GTSI Shares" means the Optioned Shares, the Repurchased Shares and the Transferred Shares.

       "Lien" means any adverse claim, restriction on voting or transfer or pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, easement, covenant, restriction, title defect, encroachment or security interest of any kind.

       "Optioned Shares" means the 1,300,000 shares of Common Stock acquired by BTG pursuant to the Purchase Agreement, including the Escrow Shares, which are subject to the Repurchase Option.

       "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, an unincorporated organization or a government or a department or agency thereof.

       "Repurchased Shares" means the 400,000 shares of Common Stock acquired by BTG pursuant to the Purchase Agreement which are being repurchased by GTSI in accordance with Section 2.02.

       "Transferred Shares" means the 200,000 shares of Common Stock acquired by BTG pursuant to the Purchase Agreement which are being transferred to GTSI in accordance with Section 2.01.


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


       (b) The following terms shall have the meanings assigned to such terms in the following Sections:

              Term
              ----
                                                       Section
                                                       -------
              Agreement                                Recitals

              BTG                                      Recitals

              BTG Group                                Recitals

              Closing                                  1.02
              Option Period                            3.01(a)

              Option Price                             3.01(a)

              Per Share Amount                         3.02(a)
              Purchase Agreement                       Recitals
              Repurchase Option                        3.01(a)
              Transaction Documents                    Recitals

       SECTION 1.02. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Arent Fox Kintner Plotkin & Kahn, PLLC, 1050 Connecticut Avenue, N.W., Washington, D.C. at 10:30 a.m. local time, simultaneously with the execution and delivery of this Stock Transfer Agreement, the Agreement and the Ancillary Agreements (as defined in the Agreement); provided, however, that the parties intend that the Closing shall deemed to be effective, and the transactions contemplated hereby shall be deemed to occur simultaneously at 5:00 p.m. local time on the date hereof.

                                   ARTICLE II

                THE TRANSFERRED SHARES AND THE REPURCHASED SHARES

       SECTION 2.01. TRANSFERRED SHARES. At the Closing, BTG shall transfer to GTSI, at no cost to GTSI, the Transferred Shares, free and clear of all Liens, by delivering to GTSI certificates representing the Transferred Shares duly endorsed for transfer in blank or with assignment separate from certificates duly endorsed, with all necessary transfer tax stamps, if any, affixed or provided for.

       SECTION 2.02. REPURCHASED SHARES. At the Closing, (a) BTG shall sell to GTSI, and GTSI shall purchase from BTG, the Repurchased Shares, free and clear of all Liens, by delivering to GTSI certificates representing the Repurchased Shares duly endorsed for transfer in blank or with assignment separate from certificates duly endorsed, with all necessary transfer tax stamps, if any, affixed or provided for, and (b) in payment therefor, GTSI shall deliver the GTSI Note to BTG.


                                   ARTICLE III

                               THE OPTIONED SHARES

       SECTION 3.01. REPURCHASE OPTION.

              (a) BTG hereby grants to GTSI the exclusive option (the "Repurchase Option") to purchase all or any part of the Optioned Shares for a per share price (the "Option Price") of $5.25 at any time or from time to time until the fifth anniversary of the Closing (the "Option Period") by delivery of written notice to BTG specifying the number of Optioned Shares being purchased and the date, no more than 10 days after such notice, on which payment therefor will be made. The closing on the purchase and sale of such Optioned Shares shall be held at GTSI's principal office on the date specified in such notice. At such closing, certificates representing the Optioned Shares to be sold shall be delivered to GTSI, duly endorsed for transfer in blank or with assignment separate from certificates duly endorsed, with all necessary transfer tax stamps, if any, affixed or provided for, against delivery of payment in immediately available funds or a promissory note, as provided below, of an amount equal to the product of the number of Optioned Shares being purchased and the Option Price. All Optioned Shares purchased pursuant to the Repurchase Option shall be delivered by BTG to GTSI free and clear of all Liens. Payment by GTSI upon exercise of the Repurchase Option shall be in immediately available funds unless notice of exercise of the Repurchase Option is delivered to BTG on or before December 31, 1999, in which case payment in connection with such notice may be made, in GTSI's discretion, either in immediately available funds or by the delivery of a promissory note substantially in the form of Exhibit 2 hereto, the terms of which (depending on the number of Optioned Shares purchased) shall be as set forth on Exhibit 3 hereto.

              (b) If after the Closing the number of shares of Common Stock represented by the original number of Optioned Shares is increased or decreased as a result of any increase or decrease in the number of issued shares of Common Stock resulting from the declaration of a dividend or the making of a distribution on the outstanding Common Stock, the subdivision or reclassification of the outstanding Common Stock into a greater number of shares or the combination or reclassification of the outstanding Common Stock into a smaller number of shares, the Option Price shall be adjusted by multiplying the Option Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Optioned Shares issuable upon the exercise of the Repurchase Option immediately prior to such adjustment, and the denominator of which shall be the number of Optioned Shares issuable upon the exercise of the Repurchase Option immediately thereafter.

              (c)    The parties agree that, effective as of the Closing,
Section 2.02 of the Standstill Agreement shall be amended to delete clauses (b) and (d) therefrom, so that transfers described therein will thereafter require the prior written consent of GTSI duly authorized by a majority of the members of the GTSI Board.

              (d) BTG agrees to provide written notification to GTSI of BTG's bona fide intention to dispose of or otherwise transfer any GTSI Shares pursuant to Section 2.02(c) of the Standstill Agreement no less than 10 business days prior to the intended disposition or transfer. GTSI shall have the absolute right, but not the obligation, in its sole discretion to exercise the Repurchase Option at any time prior to the date of such intended disposition with respect to any Repurchase Shares covered by such notification.

              (e) BTG agrees that it shall be a condition to any permitted Transfer (as defined in the Standstill Agreement) under Section 2.02(a) or (e) of the Standstill Agreement that the transferee agree in writing to be bound by the terms of the Repurchase Option.

              (f) Subject to the terms and conditions of this Section 2.02(f), the parties agree that BTG may solicit a bona fide, third party buyer ("Prospective Buyer") for all or part of the Optioned Shares. If BTG delivers a written notice to GTSI identifying the Prospective Buyer, the number of Optioned Shares proposed to be purchased by the Prospective Buyer, and the proposed price, terms of sale and closing date, accompanied by a copy of the written offer (the "Offer") signed by the Prospective Buyer with respect to such proposed purchase, GTSI shall have the right, but not the obligation, in its sole discretion, and the Offer must so reflect, to exercise the Repurchase Option with respect to the Optioned Shares which are the subject of the Offer and immediately thereafter to sell such Optioned Shares to the Prospective Buyer on the same terms and conditions as are set forth in the Offer. Closing on the purchase of the Optioned Shares by GTSI shall be held in accordance with the provisions set forth in Section 3.01(a) and closing on the sale of such Optioned Shares to the Prospective Buyer shall be held at the same location immediately thereafter. If GTSI exercises the Repurchase Option and sells the Optioned Shares to the Prospective Buyer in accordance with this Section 3.01(f), the payment from BTG to GTSI under Section 3.02(a) shall not be required with respect to such transaction. GTSI agrees to consider in good faith any Offer properly delivered to it hereunder, subject to its absolute discretion to reject any such Offer. If GTSI rejects an Offer, BTG must retain the Optioned Shares in accordance with the terms of this Agreement.

       SECTION 3.02. SALE OF OPTIONED SHARES BY BTG.

              (a) If BTG sells during the Option Period any of the Optioned Shares as permitted under the Standstill Agreement, BTG agrees as a condition to any such sale to pay to GTSI concurrently with or prior to such sale an amount in cash equal to the product of the number of Optioned Shares being sold and $0.50 (the "Per Share Price").

              (b) If after the Closing the number of shares of Common Stock represented by the original number of Optioned Shares is increased or decreased as a result of any increase or decrease in the number of issued shares of Common Stock resulting from the declaration of a dividend or the making of a distribution on the outstanding Common Stock, the subdivision or reclassification of the outstanding Common Stock into a greater number of shares or the combination or reclassification of the outstanding Common Stock into a smaller number of shares, the Per Share Price shall be adjusted by multiplying the Per Share Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Optioned Shares issuable upon the exercise of the Repurchase Option immediately prior to such adjustment, and the denominator of which shall be the number of Optioned Shares issuable upon the exercise of the Repurchase Option immediately thereafter.

       SECTION 3.03. STOCK LEGEND. On the date of the Closing, BTG shall cause the certificates evidencing the Optioned Shares to be tendered to GTSI's transfer agent, First Union National Bank, which shall issue to BTG stock certificates of the same denomination in exchange therefor bearing the following modified legends:

       "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED EXCEPT UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO IT THAT SUCH TRANSFER WILL NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW.

       THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STANDSTILL AGREEMENT DATED FEBRUARY 12, 1998 BY AND BETWEEN THE CORPORATION AND BTG, INC. AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

       THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCK TRANSFER AGREEMENT DATED FEBRUARY 10, 1999 BY AND BETWEEN BTG, INC., AND THE CORPORATION AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.


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


                                   ARTICLE IV

                             REPRESENTATIONS OF BTG

       SECTION 4.01. AUTHORIZATION, BINDING OBLIGATIONS AND NO CONFLICTS. BTG has full power and authority to enter into this Stock Transfer Agreement and to perform the transactions contemplated hereby. This Stock Transfer Agreement has been duly authorized, executed and delivered by BTG and is a valid and binding obligation of BTG. The execution, delivery and performance by BTG of this Stock Transfer Agreement, the fulfillment of and compliance with the terms and provisions hereof, and the consummation by BTG of the transactions contemplated hereby do not require any consent or approval other than that which has been obtained, conflict with or result in a breach by BTG of any of the terms or provisions of, or constitute a default under, any applicable law, rule, or regulation or any applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over BTG, or the certificate of incorporation or bylaws of BTG.

       SECTION 4.02. DISCLOSURE. BTG acknowledges that it has received adequate access to financial and other information concerning GTSI and the GTSI Shares and has had the opportunity to ask questions of and receive answers from GTSI concerning such stock and to obtain therefrom any additional information necessary to make an informed decision regarding the disposition of such stock hereunder. BTG has received copies of each report, registration statement and definitive proxy statement filed by GTSI with the Securities and Exchange Commission since March 31, 1997.

       SECTION 4.03. ACCREDITED INVESTOR. BTG has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks with respect to the disposition of the GTSI Shares. BTG is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

       SECTION 4.04. TITLE; BENEFICIAL OWNERSHIP. BTG has good, valid and marketable title to the GTSI Shares, free and clear of all Liens, with full right and lawful authority to sell and transfer the GTSI Shares to GTSI under this Stock Transfer Agreement, and BTG is transferring such title to the Transferred Shares and the Repurchased Shares to GTSI at the Closing. Except with respect to the GTSI Shares, no member of the BTG Group or any Affiliate thereof beneficially owns any Common Stock or has the right to acquire under any circumstance any Common Stock. No member of the BTG Group is a party to a written or oral agreement with respect to the GTSI Shares except for this Stock Transfer Agreement, the Agreement and the Transaction Documents.

       SECTION 4.05. ABSENCE OF LITIGATION. There is no action, suit, claim, arbitration, proceeding or investigation, at law or in equity, or before or by any court, arbitrator or governmental authority, pending, or, to the knowledge of any member of the BTG Group, threatened or reasonably anticipated against, affecting or involving any member of the BTG Group, wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of, or the authority or ability of BTG to perform its obligations under, this Stock Transfer Agreement.

                                    ARTICLE V

                             REPRESENTATIONS OF GTSI

       SECTION 5.01. AUTHORIZATION, BINDING OBLIGATIONS AND NO CONFLICTS. GTSI has full power and authority to enter into this Stock Transfer greement and to perform the transactions contemplated hereby. This Stock Transfer Agreement has been duly authorized, executed and delivered by GTSI and is a valid and binding obligation of GTSI. The execution, delivery and performance by GTSI of this Stock Transfer Agreement, the fulfillment of and compliance with the terms and provisions hereof, and the consummation by GTSI of the transactions contemplated hereby do not require any consent or approval other than that which has been obtained, conflict with or result in a breach by GTSI of any of the terms or provisions of, or constitute a default under, any applicable law, rule, or regulation or any applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over GTSI, or the certificate of incorporation or bylaws of GTSI.

       SECTION 5.02. ABSENCE OF LITIGATION. There is no action, suit, claim, arbitration, proceeding or investigation, at law or in equity, or before or by any court, arbitrator or governmental authority, pending, or, to the knowledge of GTSI, threatened or reasonably anticipated against, affecting or involving GTSI, wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of, or the authority or ability of GTSI to perform its obligations under, this Stock Transfer Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

       SECTION 6.01. ENTIRE AGREEMENT. This Stock Transfer Agreement, together with the Agreement and the Ancillary Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

       SECTION 6.02. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

       if to BTG, to:

              Edward H. Bersoff
              President and Chief Executive Officer
              BTG, Inc.
              3877 Fairfax Ridge Road
              Fairfax, VA 22030
              telecopier: (703) 383-4000

       with a copy to:

              Deborah Fox, Esq.
              General Counsel
              BTG, Inc.
              3877 Fairfax Ridge Road
              Fairfax, VA 22030
              telecopier: (703) 383-4205


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


       if to GTSI, to:

              M. Dendy Young
              President and Chief Executive Officer
              Government Technology Services, Inc.
              3901 Stonecroft Boulevard
              Chantilly, VA 20151-1010
              telecopier: (703) 222-5217

       with a copy to:

              Gerald P. McCartin
              Arent Fox Kintner Plotkin & Kahn, PLLC
              1050 Connecticut Ave., N.W.
              Washington, DC 20036-5339
              telecopier:  (202) 857-6395

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this section and the appropriate telecopy confirmation is received, or (b) if given by any other means, when delivered at the address specified in this Section.

       SECTION 6.03. NO WAIVERS. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       SECTION 6.04. SUCCESSORS AND ASSIGNS. The provisions of this Stock Transfer Agreement shall be binding upon and inure to the benefit of parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Stock Transfer Agreement without the consent of the other parties hereto; provided, however, that, without the prior consent of GTSI, BTG may collaterally assign their rights hereunder, subject to the terms and conditions hereunder and without relieving BTG of any obligation or liability hereunder, to a financing institution or federal lending agency, as used in 31 U.S.C. Section 3527 and 41 U.S.C. Section 15, as security for BTG's obligations to such financing institution or agency.

       SECTION 6.05. GOVERNING LAW. This Stock Transfer Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Virginia regardless of the law that might otherwise govern under principles of conflicts of laws applicable thereto, except with respect to matters of corporate law as they apply to GTSI, which shall be governed by the Delaware General Corporation Law.

       SECTION 6.06. COUNTERPARTS; EFFECTIVENESS. This Stock Transfer Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Stock Transfer Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

       SECTION 6.07. EXPENSES. Except as otherwise provided in this Stock Transfer Agreement, each party will be solely responsible for such party's legal, accounting, and other costs and expenses associated with the transactions contemplated by this Stock Transfer Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Stock Transfer Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

       SECTION 6.08. TERMS GENERALLY. The definitions in Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Stock Transfer Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles.

       SECTION 6.09. NO THIRD-PARTY BENEFICIARIES. This Stock Transfer Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

       SECTION 6.10. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Stock Transfer Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Stock Transfer Agreement and to enforce specifically this Stock Transfer Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 6.11), in addition to any other remedy to which it may be entitled, at law or in equity.

       SECTION 6.11. JURISDICTION. Each of the parties consents to the exclusive jurisdiction of the federal courts of the Eastern District of Virginia for any legal action, suit or proceeding arising out of or in connection with this Stock Transfer Agreement or the transactions contemplated hereby, and agrees that any such action, suit, or proceeding may be brought only in such courts. If such forum is not available, each of the parties consents to the exclusive jurisdiction of the Circuit Court of Fairfax County, Virginia, for any such action, suit or proceeding. Each of the parties further waives any objection to the laying of venue for any suit, action or proceeding in such courts. Each of the parties agrees to accept and acknowledge service of any and all process that may be served in any suit, action or proceeding. Each of the parties agrees that any service of process upon it mailed by registered or certified mail, return receipt requested to such party at the address provided in Section 6.02 shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding. Each of the parties agrees to waive any right it might have to a trial by jury in any such suit, action or proceeding.

       SECTION 6.12. FURTHER ASSURANCES. Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver to the other such additional documents and take such other action as the other may reasonably request to carry out the intent of this Agreement and the transactions contemplated hereby.

       SECTION 6.13. SURVIVAL. The representations, warranties and covenants of GTSI and BTG contained in this Stock Transfer Agreement shall survive the Closing.


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


       IN WITNESS WHEREOF, the parties hereto have caused this Stock Transfer Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       GOVERNMENT TECHNOLOGY SERVICES, INC.,
                                       a Delaware corporation


                                       By:
                                          --------------------------------------
                                             Stephen L. Waechter
                                             Chief Financial Officer

                                       BTG, INC.,
                                       a Virginia corporation


                                       By:
                                          --------------------------------------
                                             Edward H. Bersoff, President and
                                             Chief Executive Officer


                                       13